Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-116612, Form S-8 No. 333-125777, Form S-8 No. 333-135995, Form S-8 No. 333-143797, and Form S-8 No. 333-151652) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Blackboard Inc., in the Registration Statement on Form S-3 No. 333-143715 and in the related Prospectus pertaining to the Convertible Senior Notes due 2027, and in the Registration Statement on Form S-3 No. 333-148975 and in the related Prospectus pertaining to the registration and sale by selling shareholders of 1,972,596 shares of common stock, of our reports dated February 23, 2009, with respect to the consolidated financial statements of Blackboard Inc. and the effectiveness of internal control over financial reporting of Blackboard Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
McLean, Virginia
February 23, 2009